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                                                                    EXHIBIT 11.1

                      NORTHWESTERN STEEL AND WIRE COMPANY
                        COMPUTATION OF INCOME PER SHARE

                                                            1996           1995           1994
                                                         -----------    -----------    -----------
Net income............................................   $20,670,000    $26,978,000    $10,010,000
                                                         ===========    ===========    ===========
Weighted average shares outstanding...................    24,838,556     24,763,402     24,679,249
Net additional shares outstanding assuming dilutive
  stock options exercised and proceeds used to
  purchase treasury stock at average market price.....       200,217        388,813        506,140
                                                         -----------    -----------    -----------
Shares outstanding for net income per share
  calculation.........................................    25,038,773     25,152,215     25,185,389
                                                         ===========    ===========    ===========
Net income per share..................................   $      0.83    $      1.07    $      0.40
                                                         ===========    ===========    ===========